UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2009

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

399 Thornall St., 8th Floor Edison, NJ		08837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Statements in this Current Report on Form 8-K which are not historical, including statements regarding the Partnership’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause its actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC and include, among other things, increased financing costs, no occurrence of an event of default under our credit agreement that would allow our lenders to immediately exercise their remedies under the credit facility, our liquidity, future charter rates and demand in the spot market for vessels. Investors are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Partnership assumes no responsibility to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation.

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01. Entry into a Material Definitive Agreement.

Amendment of Credit Agreement

Effective as of March 13, 2009, the Partnership and its lenders entered into a Forbearance Agreement pursuant to which the lenders agreed to forbear from taking any action or exercising any right or remedy permitted to be taken or exercised under the senior credit agreement and related loan documents as a result of the Partnership’s:

          (i)           failure to make the December 31, 2008 principal and interest payments under the senior credit agreement;

          (ii)          failure to be in compliance with certain of is financial covenants at September 30, 2008 and December 31, 2008;

          (iii)         failure to make the scheduled interest payment due in respect of its senior notes by March 17, 2009; and

          (iv)         expected failure to make the March 31, 2009 principal and interest payments under the senior credit agreement.

The Forbearance Agreement will terminate on the earliest to occur of:

          (a)           5:00 p.m. (Eastern time) on April 30, 2009;

          (b)           the occurrence and continuance of any event of default other than the events of default described in clauses (i) through (iv) above;

          (c)           the failure by the Partnership to comply with any of the provisions of the Forbearance Agreement; and

          (d)           the date on which the Partnership makes an interest payment in respect of the senior notes, other than an interest payment on March 17, 2009 to the holders of $8.71 million of the senior notes that have not waived their interest payment.

During the term of the Forbearance Agreement, the Partnership has agreed to engage in good faith negotiations with the administrative agent and the lenders regarding restructuring and strategic alternatives. Failure of the Partnership to conduct such good faith negotiations shall constitute an event of default and result in a termination of the Forbearance Agreement. This summary of the Forbearance Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Forbearance Agreement filed herewith and incorporated by reference herein. The full text of the Forbearance Agreement is set forth in Exhibit 10.1 to this Form 8-K and you are urged to read the waiver and amendment in its entirety.

In accordance with the terms of the Forbearance Agreement, the Partnership has been engaged, and continues to engage, in good faith negotiations with the administrative agent and the lenders regarding restructuring and strategic alternatives. There can be no assurance that the Partnership’s negotiations with the lenders will be successful, or that the lenders will not declare all outstanding obligations under the senior credit agreement to be immediately due and payable and pursue their rights and remedies under the senior credit agreement upon termination of the Forbearance Agreement on April 30, 2009.

The Partnership’s failure to make the December 31, 2008 principal and interest payments under the senior credit facility constitutes, and its failure to make the March 31, 2009 principal and interest payment, will constitute an event of default under the Partnership’s interest rate swap agreements. As a result, the counterparty to each interest rate swap agreement may, upon prior notice, elect to terminate such agreement early. If the Partnership’s interest rate swap agreement with the administrative agent is early terminated now, the Partnership estimates it would owe approximately $14.9 million under such agreement. If the Partnership’s interest rate swap agreement with Lehman Brothers Special Financing Inc. is early terminated now, the Partnership estimates it would owe approximately $9.9 million under such agreement. There can be no assurance that the counterparties to these interest rate swap agreements will not early terminate the agreements and seek payment of these obligations, which are secured by all the assets of the Partnership; however, due to the Forbearance Agreement, the counterparties would be unable to require the administrative agent to foreclose on the Partnership’s assets during the term of the Forbearance Agreement.

The lenders and the Partnership had previously entered into a forbearance agreement, dated December 30, 2008, which was extended several times through March 13, 2009, pursuant to which the lenders agreed to forbear from taking any action or exercising any right or remedy permitted to be taken or exercised under the senior credit agreement and related loan documents as a result of the Partnership’s failure to make the December 31, 2008 principal and interest payments under the senior credit agreement and to be in compliance with certain of is financial covenants at September 30, 2008 and December 31, 2008.

SECTION 8 — OTHER EVENTS

ITEM 8.01. Other Events.1

The Partnership did not make the $6.5 million interest payment due on February 15, 2009 in respect of its 13% senior secured notes due 2014 (the “Notes”). Under the terms of the Indenture, dated August 7, 2006 (the “Indenture”), governing the Notes, the Partnership had a grace period of 30 days from the payment due date with respect to the interest payment before the nonpayment becomes an event of default under the Indenture. There is no right to accelerate the obligations under the Notes based on the nonpayment unless interest remains unpaid upon expiration of the grace period. In the event that the interest payment is not made prior to the expiration of the 30-day grace period, then the aggregate principal amount of the Notes, plus the unpaid interest payment and any other amounts due and owing on the Notes could be declared immediately due and payable by the Trustee under the Indenture or by holders of 25% or more of the aggregate principal amount of the Notes. In February 2009, holders of $91.29 million of the Notes, representing 91.29% of the Notes, delivered letters to the Partnership waiving their February 15, 2009 interest payment on the Notes, and all future interest payments on the Notes, until the earlier of six months following repayment in full of all amounts outstanding under the senior credit agreement and the Partnership seeking bankruptcy protection. On March 17, 2009, the Partnership provided $566,000 to the trustee to pay the interest due on the $8.71 million principal amount of Notes that had not waived their February 15, 2009 interest payment.

1 Still considering whether this should be reported as Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The rights of the holders of the Notes with respect to the collateral securing such Notes are substantially limited pursuant to the terms of the lien-ranking agreements set forth in the Indenture and in the intercreditor agreement between, among others, the trustee for the Notes and the collateral agent under the Partnership’s amended and restated credit facility (the “Senior Credit Agreement”). Under those lien-ranking agreements, at any time that obligations under the Senior Credit Agreement that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to and waivers of past default under the collateral documents, will be at the direction of the lenders under the Senior Credit Agreement and holders of any other obligations secured by the first priority liens. As a result, the trustee, on behalf of the holders of the Notes, will not have the ability to commence, control or direct such actions, even if the rights of the holders of the Notes are adversely affected.

Failure to make the interest payment on the Notes within the 30-day grace period would also constitute an event of default under the Partnership’s Senior Credit Agreement, which would allow the lenders thereunder to declare the Partnership’s obligations under the Senior Credit Agreement immediately due and payable and to exercise their rights and remedies under the Senior Credit Agreement. As described above, the lenders under the Senior Credit Agreement have agreed to forbear exercising their remedies as a result of the Partnership’s non-payment of this interest for a specified period of time.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

ITEM 9.01. Financial Statements and Exhibits.

          (d)          Exhibits.

Exhibit
Number	Title

10.1	Forbearance Agreement, dated as of March 13, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC, its general partner

By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: President and Chief Executive Officer
(principal executive officer)

Date: March 19, 2009